Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of August 6, 2001, by MetroCorp Bancshares, Inc. a national bank holding company (the “Employer”), and Allen D. Brown, an individual resident in Houston, Harris County, Texas (the “Executive”).

R E C I T A L S

The Employer desires the Executive’s employment with the Employer, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement”—this Employment Agreement.

“Basic Compensation”—Salary and Benefits.

“Benefits”—as defined in Section 3.1(b).

“Board of Directors”—the board of directors of the Employer.

“Change of Control”—as defined in Section 6.4.

 “Confidential Information”—any and all:

(a) trade secrets concerning the business and affairs of the Employer, financial records, management systems, policies or procedures, including the content of related forms and manuals, salary, bonuses and other personnel information, and any other information, however documented, that is a trade secret within the meaning of law of the State of Texas; and

(b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected income, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Contingent Payment”—as defined in Section 3.4.

“Disability”—as defined in Section 6.2.

“Effective Date”–shall be August 6, 2001.

“Employment Period”—the term of the Executive’s employment under this Agreement.

“Fiscal Year”—the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“For Cause”—as defined in Section 6.3.

“Incentive Compensation”—as defined in Section 3.2.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items”—as defined in Section 7.2(d).

“Salary”—as defined in Section 3.1(a).

2.    EMPLOYMENT TERMS AND DUTIES

2.1    EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2    TERM

Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth anniversary of the Effective Date. Prior to the fourth anniversary of this Agreement, both parties hereto may agree in writing to extend the term of this Agreement for an additional year. Following the initial extension of the term, both parties may agree in writing to extend the term for an one (1) additional year period prior to the expiration thereof.

2.3    DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will initially serve as Chief Executive Officer of MetroBank, N.A., a national banking association (“Bank”) and as President of Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts consistent with the industry standards to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Executive will be nominated for a seat on the Board of Directors of the Bank and Employer at their next scheduled Board of Directors meeting after the Effective Date. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

3.    COMPENSATION

3.1    BASIC COMPENSATION

(a) Salary.    The Executive will be paid an annual salary of $250,000.00, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $250,000.00 per year.

(b) Benefits.    The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

3.2    INCENTIVE COMPENSATION

Beginning with the fiscal year 2002, the Board of Directors of Employer will provide Executive with a formal Incentive Compensation Plan (“Incentive Compensation”) that allows Executive to earn up to 100% of Base Salary as Incentive Compensation based on certain predetermined performance measures set forth in such Plan. Performance at expected or budgeted performance consistent with opportunities in the market place will result in Incentive Compensation of 50% of Base Salary, while maximum Incentive Compensation will be earned for superior performance results. The performance criteria may include, but not be limited to, EPS Growth, Asset Growth, Operating Efficiency, Return on Equity, Loan Concentration, Asset Durability and Overall Performance Evaluation by the Board of Directors.

3.3    STOCK OPTIONS

The Compensation Committee of the Board of Directors, will award Executive 100,000 incentive stock options on Employer’s common stock with an option price of fair market value as defined in the 1998 Stock Incentive Plan on the date of grant, which shall be Executive’s first day of active employment with Employer. The options described hereunder will be granted by the Compensation Committee of the Board of Directors pursuant to the Employer’s 1998 Stock Incentive Plan and a stock option agreement containing such terms and substantially in the form attached hereto as Exhibit A. This option agreement will be for a term of ten (10) years and shall provide that 20,000 options shall vest annually commencing on the first anniversary of the grant, and continuing each of the next four (4) years until all the options have vested as of the fifth anniversary of the grant. Additionally, the Employer shall grant to Executive 10,000 to 20,000 stock options annually based on performance of Executive and Employer. In all events, Executive shall receive not less than 10,000 stock options per year during the term hereof. Performance at expected or budgeted performance consistent with opportunities in the market place will result in the award of 20,000 stock options annually. The performance criteria may include, but not be limited to EPS Growth, Asset Growth, Operating Efficiency, Return on Equity, Loan Concentration, Asset Durability and Overall Performance Evaluation by the Board of Directors. However, if Employer’s strategic plans or extenuating circumstances preclude the attainment of this goal, the Compensation Committee and Executive will mutually agree on an appropriate number of shares to be granted. In the event of any conflict between the terms of this Agreement and any other oral or written representation regarding stock options, on the one hand, and the terms of the stock option agreement or the stock option plan, the terms of the latter two documents shall govern. The Employer represents and warrants that the Stock Incentive Plan has been approved in accordance with applicable law and that Employer will adopt any additional stock option plans and Agreements in form substantially identical to the Employer’s 1998 Stock Incentive Plan and the Stock Option Agreement necessary to award Executive the additional options described hereunder.

3.4    CONTINGENT PAYMENT

Executive, prior to his employment with Employer and execution of this Agreement, was employed as Vice Chairman of Redstone Financial, Inc. (“Redstone Financial”) and President and Chief Executive Officer of Northwest Bank & Trust, N.A. and Redstone Bank, N.A. (collectively “Northwest”) and was entitled to certain stock options that would vest in the event of a sale of Northwest and/or Redstone Financial, but have been forfeited by Executive as a result of his employment hereunder. As an inducement for Executive, Employer agrees to pay to Executive a contingent payment in the event the sale of Northwest and/or Redstone Financial to Whitney Bank occurs within nine (9) months of the execution of this Agreement and Executive in fact forfeits such stock options with Northwest. Employer agrees that if Northwest and/or Redstone Financial sells to Whitney Bank within nine (9) months from the date of this Agreement, Employer will pay to Executive a payment equal to the amount forfeited by Executive, up to but not more than $200,000.00 (“Contingent Payment”). The Contingent Payment will be paid (i) one-half on the closing of the sale to Whitney Bank of Northwest and/or Redstone Financial, and (ii) one-half six (6) months after the closing date of the sale of Northwest and/or Redstone Financial. Executive will provide to Employer evidence satisfactory to Employer of the forfeiture of his stock options with Northwest.

4.	FACILITIES AND EXPENSES

4.1    GENERAL

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Employer will pay the Executive’s dues in such professional societies and organizations, for example, Sam Houston Council of Boy Scouts of American and The United Way, as the Chairman of the Board deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies.

The Employer will also pay the monthly dues for a golf club membership for Executive and any approved business expense related charges. Reimbursement of business expenses related to club usage will be made using the Employer’s normal expense reimbursement procedures.

4.2    AUTOMOBILE

The Employer will provide the Executive a $500.00 per month automobile allowance. The Executive will own his own automobile, and maintain and insure it at his own expense, for his business use in connection with his employment under this Agreement. The Executive will at his own expense maintain liability insurance on any automobile used in connection with the Employer’s business. Executive will furnish proof of insurance to the Employer as requested by the Employer. Applicable federal income tax withholding on such automobile allowance will be deducted.

5.    VACATIONS AND HOLIDAYS

The Executive will be entitled to four (4) weeks’ paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board. The Executive will also be entitled to the paid holidays set forth in the Employer’s policies. Vacation days and holidays during any Fiscal Year that are not used by the Executive during such Fiscal Year may not be used in any subsequent Fiscal Year.

6.    TERMINATION

6.1    EVENTS OF TERMINATION

The Employment Period, the Executive’s Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a) upon the death of the Executive;

(b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

(c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

(d) on Change of Control (as defined in Section 6.4).

6.2    DEFINITION OF DISABILITY

For purposes of Section 6.1, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for

120 consecutive days, or 180 days during any twelvemonth period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3    DEFINITION OF “FOR CAUSE”

For purposes of Section 6.1, the phrase “for cause” means: (a) the Executive’s material breach of this Agreement or failure to materially carry out the duties assigned by the Board of Directors (following ten (10) days notice of such failure and Executive’s failure to cure such breach); (b) the Executive’s failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the Executive’s acting in a grossly negligent manner, or has engaged in reckless or wilful misconduct with respect to Employer which results or could have resulted in material harm to Employer and Bank’s standing among customers, suppliers, employees and other business relationships; (e) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof.

6.4    DEFINITION OF “CHANGE OF CONTROL”

For purposes of Section 6.1, the phrase “Change of Control” means the following: (a) the occurrence of a transaction whereby the Bank or the Employer shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Employer); (b) the Bank or the Employer sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other persons or entities (other than to a wholly-owned subsidiary of Employer); or (c) the total sale or dissolution of the Employer or Bank.

6.5    TERMINATION PAY

Effective upon the termination of this Agreement for the reasons set forth in this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer for termination pursuant to Section 6 hereof. For purposes of this Section 6.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by Change of Control.    Upon the happening of a “Change of Control,” after the date of signing this Agreement, and even in the event such “Change of Control” occurs prior to the Effective

Date, the Employer will pay the Executive (i) the Executive’s Salary for the remainder, if any, of the calendar month in which such termination is effective and for twenty-four (24) consecutive calendar months thereafter, and (ii) an amount equal to the Executive’s Incentive Compensation for the previous Fiscal Year times two (2). In addition, medical and life insurance will be paid for by Employer for one (1) year following termination hereunder.

(b) Termination by the Employer for Cause or Voluntary Resignation by Executive.    If the Employer terminates this Agreement for cause or the Executive voluntarily resigns, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

(c) Termination upon Disability.    If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive.

(d) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

(e) Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

7.    NON-DISCLOSURE COVENANT

7.1    ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

7.2    AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

Confidentiality.

(a) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(b) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the trade secret laws of the State of Texas and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential

Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive, any Confidential Information known to Executive prior to his employment hereunder or any Confidential Information required to be disclosed by legal process.

(d) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

7.3    DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication during the pendency of such proceeding will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.    GENERAL PROVISIONS

8.1    INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

8.2    COVENANTS OF SECTION 7 ARE ESSENTIAL
AND INDEPENDENT COVENANTS

The covenants by the Executive in Section 7 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive’s covenants in Section 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, will not excuse the Executive’s breach of any covenant in Section 7.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 7.

8.3    REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

8.4    OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

8.5    WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.6    BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

8.7    NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If To Employer: MetroCorp Bancshares, Inc.
960	0 Bellaire Blvd., Suite 252
Ho	uston, Texas 77210-460

Att	ention: Mr. Joe Ting
Fac	simile No.: 713-782-0337

Wi	th a copy to: Cribbs, Goren & Flaum, P.C.

440	Louisiana, Suite 2002
Ho	uston, Texas 77002

Att	ention: Reid C. Wilson
Fac	simile No.: 713-229-8824

If t	o the Executive: Allen D. Brown
811	Country Lane
Ho	uston, Texas 77024
Fac	simile No.: 713-973-9636

Wi	th a Copy to: Henri & Gibbs, L.L.P.
420	0 Montrose Blvd., Suite 390
Ho	uston, Texas 77006

Att	ention: Jerald Gibbs
Fac	simile No.: 713-528-9637

8.8    ENTIRE AGREEMENT; AMENDMENTS

This Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.9    GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

8.10    JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

8.11    SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.12    SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.13    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: METROCORP BANCSHARES, INC.

By:	/s/ DON J. WUNG
Chairman of the Board

EXECUTIVE: Allen D. Brown

By:	/s/ ALLEN D. BROWN